EX-99.CODE ETH

Westlakes Institutional Portfolios

                        FINANCIAL OFFICER CODE OF ETHICS

Purposes of the Code

The reputation and integrity of Westlakes Institutional Portfolios (the "Fund") are valuable assets that are vital to the Fund's success. Each officer and employee of the Fund, including each of the Fund's senior financial officers ("SFOs"), is responsible for conducting the Fund's business in a manner that demonstrates a commitment to the highest standards of integrity. SFOs include the principal executive officer, the principal financial officer, comptroller (or principal accounting officer), and any person who performs a similar function.

The Fund has adopted a Code of Ethics under Rule 17j-1 under the Investment Company Act of 1940. The Fund's Rule 17j-1 Code is designed to prevent certain conflicts of interest that may arise when officers, employees, or directors know about present or future Fund transactions, have the power to influence those transactions; and engage in securities transactions in their personal account(s).

The Fund has chosen to adopt a financial officer code of ethics to encourage its SFOs to act ethically and to question potentially unethical or illegal practices, and to strive to ensure that the Fund's financial disclosures are complete, accurate, and understandable. This Code of Ethics should be read in conjunction with the Fund's other policy statements, including its Rule 17j-1 Code and its Disclosure Controls and Procedures.


Principles for the Handling of Financial Information

The Fund has adopted the following principles to govern the manner in which SFOs perform their duties. Persons subject to these guidelines include the principal executive officer, the principal financial officer, comptroller (or principal accounting officer), and any Fund officer or employee who performs a similar function or who participates in the preparation of any part of the Fund's financial statements. Specifically, persons subject to this Code shall:

     o   Act with honesty and integrity

     o Avoid actual or apparent conflicts of interest with the Fund in personal and professional relationships

     o Provide information to the Fund's employees and service providers (adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely, and understandable

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     o   Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Fund's periodic reports

     o Comply with the federal securities laws and other applicable laws and\ rules, such as the Internal Revenue Code

     o Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or subordinating independent judgment to another end

     o Respect the confidentiality of information acquired in the course of their work, except where disclosure is expressly permitted or is otherwise legally mandated

     o Record (or participate in the recording of) entries in the Fund's books and records that are accurate

     o   Refrain from using confidential information for personal advantage


Violations of the Code

Any action that directly or indirectly contravenes one or more of the Principles outlined above shall be treated as a violation of this Code unless good cause for such apparent contravention is found to exist.

Dishonest or unethical conduct or conduct that is illegal will constitute a per se violation of this Code, regardless of whether this Code refers to that particular conduct.

A violation of this Code may result in disciplinary action, up to and including termination of employment. The Fund must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report as appropriate, non-criminal violations.

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Enforcement of the Code

Violations

All persons subject to this Code who observe, learn of, or, in good faith, suspect a current or threatened violation of the Code must immediately report the violation in writing to the Compliance Officer, another member of the Fund's senior management, or to the Audit Committee of the Board. An example of a possible Code violation is the preparation and filing of financial disclosure that omits material facts, or that is accurate but is written in a way that obscures its meaning.

Disclosures

All persons subject to this Code shall file a letter (a "Disclosure Letter") regarding any transaction or relationship that reasonably appears to involve an actual or apparent conflict of interest with the Fund within ten days of becoming aware of such transaction or relationship. A Disclosure Letter should be prepared regarding these transactions or relationships whether you are involved or have only observed the transaction or relationship. All Disclosure Letters shall be submitted to the Compliance Officer, or if it is not possible to disclose the matter to the Compliance Officer, then the Disclosure Letter shall be submitted to another member of the Fund's senior management or to the Audit Committee of the Board.

An executive officer of the Fund or the Audit Committee will review all Disclosure Letters and determine whether further action is warranted. All determinations will be documented in writing and will be maintained by the Compliance Officer or other appropriate officers of the Fund.

Outside Service Providers

Because service providers to the Fund, such as the Administrator, Sub-Administrator, outside accounting firm, and custodian, provide much of the work relating to the Fund's financial statements, you should be alert for actions by service providers that may be illegal, or that could be viewed as dishonest or unethical conduct. You should report these actions to the Compliance Officer even if you know, or think, that the service provider has its own code of ethics covering persons who are Fund SFOs or employees.

Non-Retaliation Policy

SFOs who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.

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Annual Certification

SFOs will receive training on the contents and importance of this Code and related policies and the manner in which violations must be reported and how Disclosure Letters must be submitted. Each SFO will be asked to certify on an annual basis that he/she is in full compliance with the Code and any related policy statements.

Questions about the Code

The Fund's Board of Trustees has designated John Canning to be the Compliance Officer for purposes of implementing and administering this Code. Any questions about this Code should be directed to the Compliance Officer.


Adopted as of:  September 12, 2003

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                       WESTLAKES INSTITUTIONAL PORTFOLIOS

                                 CODE OF ETHICS
                            Adopted Under Rule 17j-1

     While affirming its confidence in the integrity and good faith of all of its officers and trustees, Westlakes Institutional Portfolios (the "Trust"), recognizes that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions which may be possessed by certain of its officers, employees and trustees could place such individuals, if they engage in personal transactions in securities which are eligible for investment by the Trust, in a position where their personal interest may conflict with that of the Trust.

     In view of the foregoing and of the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940 (the "1940 Act"), the Trust has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures.

I.   STATEMENT OF GENERAL PRINCIPLES

     In recognition of the trust and confidence placed in the Trust by its shareholders, and to give effect to the Trust's belief that its operations should be directed to the benefit of its shareholders, the Trust hereby adopts the following general principles to guide the actions of its trustees, officers and employees.

     (1) The interests of the Trust's shareholders are paramount, and all of the Trust's personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the shareholders before their own.

     (2) All personal transactions in securities by the Trust's personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Trust and its shareholders.

     (3) All of the Trust's personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the Trust, or that otherwise bring into question the person's independence or judgment.

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II.  DEFINITIONS

     (1) "Access Person" shall mean (i) each trustee or officer of the Trust,
         (ii) each employee of the Trust (or of any company in a control relationship to the Trust) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Trust or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (iii) any natural person in a control relationship to the Trust who obtains information concerning recommendations made to or by the Trust with respect to the purchase or sale of a security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales;
         (iv) each trustee, officer or general partner of any principal underwriter for the Trust, but only where such person in the ordinary course either makes, participates in, or obtains information regarding the purchase or sale of securities by the Trust, or whose functions relate to the making of recommendations regarding securities to the Trust; and (v) any natural person in a control relationship with the Trust or its investment manager who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security.

     (2) "Beneficial ownership" of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). This means that a person should generally consider himself the beneficial owner of any securities in which he has a direct or indirect pecuniary interest. In addition, a person should consider himself the beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

     (3) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting security is presumed to give the holder thereof control over the company. The facts and circumstances of a given situation may counter such presumption.

     (4) "Independent Trustee" means a Trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

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     (5) "Initial Public Offering" ("IPO") means an offering of Securities registered under the Securities Act of 1933, as amended (the "1933 Act"), the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

     (6) "Private Placement" means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) in the 1933 Act.

     (7) "Special Purpose Investment Person" means each Access Person who, in connection with his or her regular functions (including, where appropriate, attendance at Board meetings and other meetings at which the official business of the Trust thereof is discussed or carried on), obtains contemporaneous information regarding the purchase or sale of a security by the Trust. A Special Purpose Investment Person shall occupy this status only with respect to those securities as to which he or she obtains such contemporaneous information.

     (8) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

     (9) "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper, and registered, open-end mutual funds and high quality short-term debt instruments, including repurchase agreements.

     (10)A Security "held or to be acquired" by the Trust means (A) any Security which, within the most recent fifteen days, (i) is or has been held by the Trust thereof, or (ii) is being or has been considered by the Trust's investment manager for purchase by the Trust; (B) and any option to purchase or sell and any Security convertible into or exchangeable for any Security described in (A) above.


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     (11)A Security is "being purchased or sold" by the Trust from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for the Trust until the time when such program has been fully completed or terminated.

III. PROHIBITED PURCHASES AND SALES OF SECURITIES

     (1) No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by the Trust:

         (A)  employ any device, scheme or artifice to defraud the Trust;

         (B) make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         (C) engage in any act, practice or course of business which would operate as a fraud or deceit upon the Trust; or

         (D)  engage in any manipulative practice with respect to the Trust.

     (2) No Special Purpose Investment Person may purchase or sell, directly or indirectly, any Security as to which such person is a Special Purpose Investment Person in which he had (or by reason of such transaction acquires) any Beneficial Ownership at any time within 7 calendar days before or after the time that the same (or a related) Security is being purchased or sold by the Trust.

     (3) No Special Purpose Investment Person may sell a Security as to which he or she is a Special Purpose Investment Person within 60 days of acquiring beneficial ownership of that Security.

IV.  ADDITIONAL RESTRICTIONS AND REQUIREMENTS

     (1) Pre-approval of IPOs and Private Placements - Each Access Person must obtain approval from the review officer ("Review Officer") before acquiring beneficial ownership of any securities offered in connection with an IPO or a Private Placement.

     (2) No Access Person shall accept or receive any gift of more than DE MINIMIS value (I.e., $50) from any person or entity that does business with or on behalf of the Trust.


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     (3) Each Access Person (other than the Trust's Independent Trustees) who is not required to provide such information under the terms of a code of ethics described in Section VII hereof must provide to the Review Officer a complete listing of all securities owned by such person. Thereafter, each such person shall submit a revised list of such holdings to the Review Officer as of December 31st of each subsequent year. The initial listing must be submitted within 10 days of the date upon which such person first becomes an Access Person of the Trust, and each update thereafter must be provided no later than 30 days after the start of the subsequent year.

 V. REPORTING OBLIGATION

     (1) Each Access Person (other than the Trust's Independent Trustees) shall report all transactions in Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. Reports shall be filed with the Review Officer quarterly. The Review Officer shall submit confidential quarterly reports with respect to his or her own personal securities transactions to an officer designated to receive his or her reports ("Alternate Review Officer"), who shall act in all respects in the manner prescribed herein for the Review Officer.

     (2) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

         (A) The date of the transaction, the title and the number of shares or the principal amount of each security involved;

         (B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

         (C)  The price at which the transaction was effected;

         (D) The name of the broker, dealer or bank with or through whom the transaction was effected; and

         (E)  The date the report was submitted by the Access Person.

     (3) In the event no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated.

     (4) An Access Person who would otherwise be required to report his or her transactions under this Code shall not be required to file reports


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         pursuant to this Section V where such person is required to file reports pursuant to a code of ethics described in Section VII, hereof.

     (5) An Independent Trustee shall report transactions in Securities only if the Trustee knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known, that during the 15 day period immediately preceding or following the date of the transaction, such security was purchased or sold, or was being considered for purchase or sale, by the Trust. (The "should have known" standard implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting the Trust's investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Trust's portfolio holdings, market considerations, or the Trust's investment policies, objectives and restrictions.)

     (6) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

VI.  REVIEW AND ENFORCEMENT

     (1) The Review Officer shall compare all reported personal securities transactions with completed portfolio transactions of the Trust and a list of securities being considered for purchase or sale by the Trust's investment manager to determine whether a violation of this Code of Ethics may have occurred. Before making any determination that any person has committed a violation, the Review Officer shall give such person an opportunity to supply additional explanatory material.

     (2) If the Review Officer determines that a violation of this Code of Ethics may have occurred, the Review Officer shall submit a written determination, together with the confidential monthly report and any additional explanatory material provided by the individual, to the President of the Trust and outside counsel, who shall make an independent determination as to whether a violation has occurred.

     (3) If the President and outside counsel find that a violation has occurred, the President shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation and the sanction imposed to the Board of Trustees of the Trust.

     (4) No person shall participate in a determination of whether a violation of the Code of Ethics has been committed or the imposition of any


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         sanctions. If a securities transaction of the President is under consideration, any Vice President shall act in all respects in the manner prescribed herein for the President.

VII. INVESTMENT MANAGER'S, ADMINISTRATOR'S OR PRINCIPAL UNDERWRITER'S CODE OF ETHICS

     Each investment manager, administrator and principal underwriter of the Trust shall:

     (1) Submit to the Board of Trustees of the Trust a copy of its code of ethics adopted pursuant to Rule 17j-1, which code shall comply with the recommendations of the Investment Company Institute's Advisory Group on Personal Investing or be accompanied by a written statement explaining any differences and supplying the rationale therefore;

     (2) Promptly report to the Trust in writing any material amendments to such code of ethics;

     (3) Promptly furnish to the Trust upon request copies of any reports made pursuant to such code of ethics by any person who is an Access Person as to the Trust; and

     (4) Shall immediately furnish to the Trust, without request, all material information regarding any violation of such code of ethics by any person who is an Access Person as to the Trust.

VIII. ANNUAL WRITTEN REPORT TO THE BOARD

     At least once a year, the Review Officer will provide the Board of Trustees a WRITTEN report that includes:

     (1) ISSUES ARISING UNDER THE CODE OF ETHICS. The Report will describe any issue(s) that arose during the previous year under the Code of Ethics, including any material violations, and any resulting sanction(s).

     (2) Certification. The Report will certify to the Board of Trustees that the Trust has adopted measures reasonably necessary to prevent its personnel from violating the Code of Ethics currently and in the future.


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IX.  RECORDS

     The Trust shall maintain records in the manner and to the extent set forth below, which records may be maintained under the conditions described in Rule 31a-2 under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission.

     (1) A copy of this Code of Ethics and any other code that is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

     (2) A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

     (3) A copy of each report made by an officer or trustee pursuant to this Code of Ethics shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

     (4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics shall be maintained in an easily accessible place;

     (5) A copy of each annual report to the Board of Trustees will be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

     (6) A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities in an IPO or a Private Placement, shall be preserved for at least five years after the end of the fiscal year in which the approval is granted.

X.   MISCELLANEOUS

     (1) CONFIDENTIALITY. All reports of securities transactions and any other information filed with the Trust pursuant to this Code of Ethics shall be treated as confidential.

     (2) INTERPRETATION OF PROVISIONS. The Board of Trustees may from time to time adopt such interpretations of this Code of Ethics as it deems appropriate.


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     (3) PERIODIC REVIEW AND REPORTING. The President of the Trust shall report to the Board of Trustees at least annually as to the operation of this Code of Ethics and shall address in any such report the need (if any) for further changes or modifications to this Code of Ethics.


Adopted: May 2002

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